Exhibit 10.58

BINDING MEMORANDUM OF UNDERSTANDING

March 31, 2006

1. Founder: John R. Huff (“Huff”), Founder and President of Floating Bed, Inc., an Iowa “S” corporation (“FB Inc.”).

2. Investor: ORBIT BRANDS CORPORATION (“OBBC”), a Delaware corporation, through an OBBC wholly-owned subsidiary.

3. Purpose: Creating (by execution of a certificate of change of name) and funding an OBBC wholly-owned subsidiary (a Delaware “C” corporation) to be known as Floating Bed, International (“FB Int’l.”), to manufacture, market and sell the “Floating Bed.” FB Int’l. will be funded through the public markets, by debt or equity offerings or any combination of both, the terms of which shall be subject to OBBC’s approval, in the exercise of its business judgment and discretion. The parties anticipate entering into additional comprehensive agreements memorializing their understanding, as summarized in this Binding Memorandum of Understanding (“MOU”), including, without limitation, a license agreement and an executive employment agreement (the “Additional Agreements”).

4. Licensing and Funding: Huff and FB Inc. agree to grant FB Int’l. a non-exclusive license to manufacture, market and sell the “Floating Bed” for the period commencing on or about April 1, 2006 and ending at such time as OBBC shall have funded FB Int’l the sum of at least $500,000, at which time such license shall become an exclusive 10- year license, with two 10-year options, at the election of OBBC (the “License Period”). The license shall remain “non-exclusive” until OBBC has raised at least $500,000 and has funded FB Int’l.’s business operations in the amount of $500,000, after which time the license shall become exclusive to FB Int’l. However, Huff and FB Inc. further agree that they shall not grant any other licenses (non-exclusive or otherwise) with respect to the manufacture, marketing or sale of the “Floating Bed” during the License Period, so long as OBBC timely satisfies the “Funding Benchmarks” described in Section 6, infra.

Once OBBC has raised $500,000 to fund FB Int’l., the license shall become exclusive for a period of ten (10) years, with two additional 10-year renewal terms at the sole election of OBBC. Thereafter, FB Int’l. shall pay an additional $500,000 to Huff and/or FB Inc. for each of the two successive option periods, beginning after the tenth (10th) year, and after the twentieth (20th) year, respectively, in order to renew the license.

5. Ownership and Control: Huff shall be named the President of FB Int’l. and shall have majority rights with respect to the appointment of directors to FB Int’l.’s Board of Directors, as specified below, as well as dominion and control over FB Int’l.’s business operations and its use and application of funds. OBBC shall hold 100% of the stock of FB Int’l. FB Inc. and/or Huff shall be issued a convertible promissory note or warrant(s) for 4.9 % of the presently outstanding and issued common stock of OBBC, not to exceed 125,000,000 shares of OBBC common stock.

The number of shares of OBBC common stock to be issued to Huff and/or FB Inc. shall be increased by three percent (3%) in the event that no other subsidiary of OBBC is contributing “substantially” to OBBC, in the discretion of OBBC.

Huff shall report directly to Joseph R. Cellura, Chairman and Chief Executive Officer of OBBC. The FB Int’l. Board of Directors shall consist of three (3) directors, two (2) appointed by Huff and/or FB Inc., and one (1) appointed by OBBC. Huff intends to nominate William Hickey and himself to be appointed as his directors, and OBBC intends to nominate Allan I. Brown as its director.

6. Funding Benchmarks: OBBC shall raise and deposit the following sums into the FB Int’l. operating account in order to fund the business operations of FB Int’l. within the following designated periods: (i) $100,000 by June 1, 2006; (ii) an additional $200,000 by August 1, 2006; and (iii) an additional $200,000 by December 31, 2006.

If OBBC fails to raise and deposit into the FB Int’l. operating account a total of $300,000 by or before August 1, 2006, then the agreement between the parties, including this MOU and the Additional Agreements, shall become null and void, and of no further force or effect. In such event, any funds raised by OBBC and deposited into the FB Int’l. operating account shall be retained by Huff and/or FB Inc. and not returned to OBBC or to its investors.

However, if OBBC meets Funding Benchmark (i) but fails to meet Funding Benchmark (ii), OBBC still will receive five percent (5%) of the eventual sale price of FB Int’l., commensurate with its investment of the first $100,000 into FB Int’l. Furthermore, if for any reason OBBC meets Funding Benchmarks (i) and (ii) but fails to meet Funding Benchmark (iii) by the dates set forth above, OBBC still will receive fifteen percent (15%) of the eventual sale price, commensurate with its investment of the first $300,000 into FB Int’l.

If, and only if and after, the foregoing Funding Benchmarks are achieved by the dates specified above, then OBBC shall be awarded the exclusive rights (hereinafter, “Rights Package ‘A’ ” to manufacture and sell the “Floating Bed” for an initial term of ten (10) years, with two 10-year option renewals.

7. Use and Application of Operating Capital: Huff shall receive, in addition to his salary, $50,000 of the initial $100,000 raised by OBBC, and an additional $50,000 of the next $200,000 raised by OBBC, in recognition of his efforts from the inception of the business to the present date.

8. Upstreaming of Revenues, Payment of Licensing Fees, and Division of Ultimate Sale Proceeds or Buyout:

(a) Huff shall have the right to elect to sell FB Int’l. and shall have control over the terms of any such sale. If and when Huff elects to sell FB Int’l. and FB Int’l. is sold, OBBC shall receive one (1) % of the sale proceeds for every $20,000 invested by OBBC, up to a total of $500,000 (i.e., up to 25% of the sale proceeds).

(b) Therefore, if OBBC invests a total of $100,000 in FB Int’l., OBBC will receive 5% of the sale proceeds, and Huff and/or FB Inc. will receive the remaining balance (95%) of the sale proceeds. By the same token, if OBBC invests a total of $500,000 in FB Int’l., OBBC will receive 25 % of the sale proceeds, and Huff and/or FB Inc. will receive the remaining balance (75%) of the sale proceeds.

However, if OBBC invests more than $500,000 in FB Int’l., although presumably such additional funding will increase the value of the company and its stock for both the parties and the investors in the company, nevertheless such additional funding shall not change the percentage of the sale proceeds OBBC shall receive hereunder. In other words, OBBC shall not receive greater than 25% of the sale proceeds, regardless of the amount of OBBC’s investment in FB Int’l., and John Huff and/or FB Inc. shall be entitled to retain the remaining balance of any such sale proceeds.

9. Fees for Funding: OBBC shall receive thirty percent (30%) of all monies raised (over and above the initial $500,000 investment in FB Int’l., as outlined in Paragraph 6, supra (“Funding Benchmarks”)), directly related to the funding of FB Int’l., in consideration for its efforts. OBBC represents and warrants that all such payments to it shall be lawful and shall not violate any provisions of any state or federal securities laws (e.g., acting as a broker/dealer without a license). OBBC further represents and warrants that no approval of any court, trustee, committee or any other third party is necessary in order to execute and perform the terms hereof or of the Additional Agreements.

10. Executive Employment Agreement:

(A) Salary and Signing Bonus: Huff shall execute an “Executive Employment Agreement” with FB Int’l. which shall include a base salary of $80,000 in the first year, and which shall increase in the manner set forth in the table presented below. As noted above, Huff and/or FB Inc. also shall receive a convertible promissory note for the issuance of shares of OBBC common stock equal to 4.9 % of the outstanding shares of OBBC common stock, not to exceed 125,000,000 shares of OBBC common stock, and subject to dilution on the same terms as the best definition available to any other member of the Board of Directors of OBBC or any other employee of or consultant to OBBC, and the face value of said convertible note shall be at a price equal to the price of such shares on the day before the execution of this MOU multiplied by the number of shares available upon note conversion.

(B) Performance Bonus: In addition, as Chief Executive Officer of FB Int’l., Huff also shall receive a performance bonus during the first year, based upon the actual performance of FB Int’l.

(C) Incentive Compensation: During the term of Huff’s Executive Employment Agreement, FB Int’l. shall pay Huff, as President and Chief Executive Officer of FB Int’l., an annual incentive bonus calculated on the following basis:

Fiscal Year Revenues	Bonus
$ 0 - $ 2,000,000	10% of base salary
$ 2,000,001 - $ 5,000,000	40% of base salary
$ 5,000,001 - $ 10,000,000	70% of base salary
In excess of $ 10,000,001	100% of base salary

In no event shall Huff’s annual base salary be less than $80,000, as set forth above.

11. Office and Manufacturing Facilities: FB Int’l. shall maintain a corporate office within Los Angeles County, California, and shall maintain or select such manufacturing facilities as it deems appropriate in Fairfield, Iowa or in any other location in or outside of the continental United States.

12. Business Plan: Huff and/or FB Inc. shall prepare and deliver to OBBC an acceptable comprehensive business plan, which shall include, among other items, detailed projections for the 12-month period and the 24-month period following the execution of this MOU, which business plan shall be incorporated as an exhibit to the “License Agreement” to be executed between the parties.

Investor:	Developer:
Signed and Accepted:	Signed and Accepted:

Joseph Cellura Chairman and CEO Orbit Brands Corporation (“OBBC”)	John R. Huff President Floating Bed, Inc. (“FB Inc.”)

John R. Huff, individually